UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)2))

☐ Definitive Information Statement

THE GREATER CANNABIS COMPANY, INC.

(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT

Pursuant to Regulation 14C

of the Securities Exchange Act of 1934, as amended

The Greater Cannabis Company, Inc.

15 Walker Avenue, Suite 101

Baltimore, MD 21208

Dear Shareholder:

This Information Statement (the “Information Statement”) has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of common stock, par value $.001 per share (the “Common Stock”), of The Greater Cannabis Company, Inc., a Florida corporation (the “Company”), to notify shareholders that on or about April 4, 2025, the Company received written consents in lieu of a meeting from (a) the sole director of the Company; and (b) holders of shares of voting stock of the Company representing approximately 50.3% of total voting power of the issued and outstanding shares of voting stock of the Company (the “Majority Shareholders”), authorizing the Company to amend its Articles of Incorporation to:

●	to effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock in a ratio of one-for-1,500; and

●	create a new class of 1,000 shares of preferred stock, $0.001 per share, designated as Series B Convertible Preferred Stock (the “Series B Preferred Shares”).

The reverse stock split, will become effective upon filing of an amendment to our Articles of Incorporation with the Florida Secretary of State, a copy of which is attached as Exhibit A to this Information Statement (the “Reverse Stock Split Amendment”). The amendment creating the Series B Preferred Shares, a copy of which is attached as Exhibit B to this Information Statement (the “Series B Amendment”), will only be filed with the Florida Secretary of State after the filing of the Reverse Stock Split Amendment. Only shareholders of record at the close of business on April 7, 2025 (the “Record Date”) are entitled to notice of this shareholder action by written consent. As the Reverse Stock Split Amendment and the Series B Amendment (collectively, the “Amendments”) has already been approved by our sole director and the Majority Shareholders as set forth above, your consent is not required and is not being solicited in connection with the approval of the Amendments.

Following filing of the Series B amendment, the Series B Preferred Shares will be issued to Aitan Zacharin, our Chief Executive Officer and sole director in consideration of his waiving $20,000 in accrued but unpaid compensation due him from the Company. As more fully hereinafter set forth in the Information Statement, the issuance of the Series B Preferred Shares will afford Mr. Zacharin voting control of the Company. In addition, as the Series B Preferred Shares will only be created after the implementation of the reverse stock split, the number of shares of common stock issuable upon conversion of the Series B Preferred Shares will not be subject to adjustment for the reverse stock. However, the authorization and issuance of the Series B Preferred Shares is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

The costs of preparing, printing and mailing this Information Statement will be borne by the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

Dated: May __, 2025

By Order of the Board of Directors

The Greater Cannabis Company, Inc.

By:	/s/ Aitan Zacharin
Aitan Zacharin
Chief Executive Officer and Director

RECORD DATE AND VOTING SECURITIES

Our authorized capital stock consists of 2,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of Series A Preferred Stock, $0.001 par value per share (the “Series A Preferred Shares”).

As of April 7, 2025 (the “Record Date”), 1,074,888.436 shares of our common stock and 9,411,998 Series A Preferred Shares were issued and outstanding.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a shareholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of shareholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Company’s common stock.

Series A Preferred Shares

The Series A Preferred Shares have the following rights, features, privileges and limitations (in pertinent part):

Fractional Shares. Series A Preferred Shares may be issued in fractional shares.

Dividends. The Series A Preferred Shares shall be treated pari passu with the Company’s shares of common stock, except that the dividend on each Series A Preferred Share shall be equal to the amount of the dividend declared and paid on each share of common stock multiplied by the Conversion Rate (as hereinafter defined)

Liquidation, Dissolution, or Winding Up. Series A Preferred Shares shall be treated pari passu with common stock except that the payment on each Series A Preferred Share shall be equal to the amount of the payment on each share of common stock multiplied by the Conversion Rate.

Voting. The Series A Preferred Shares shall vote on all matters as a class with the holders of common stock and each Series A Preferred Share shall be entitled to the number of votes per share equal to 1.76 times the Conversion Rate.

Conversion Rate and Adjustments.

Conversion Rate. The Conversion Rate shall be 50 shares of common stock (as adjusted as provided for below) for each Series A Preferred Share.

Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the issuance of the Series A Preferred Shares effect a subdivision of the outstanding common stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Company shall at any time or from time to time after the issuance of the Series A Preferred Shares combine the outstanding shares of common stock, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company in which the common stock (but not the Series A Preferred Shares) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each Series A Preferred Share shall thereafter be convertible in lieu of the common stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock of the Company issuable upon conversion of one Series A Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

Conversion.

(a) Series A Preferred Shares are convertible at the option of their holder in whole or in part at any time except that they shall not be convertible at any time that there are not a sufficient number of authorized shares of common stock not reserved for other purposes so that all outstanding Series A Preferred Shares can be converted.

(b) If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. As soon as practicable after a conversion and the surrender of the certificate or certificates for Series A Preferred Shares, the Company shall cause to be issued and delivered to such holder, or on his, her, or its written order, a certificate or certificates for the number of full shares of common stock issuable on such conversion and cash b) in respect of any fraction of a share of common stock otherwise issuable upon such conversion.

(c) All certificates or other form of ownership evidencing shares of Series A Preferred Shares (if any) that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date on which such preferred shares were converted, be deemed to have been retired and cancelled and the shares of Series A Preferred Shares represented thereby converted into common stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates or other form of ownership on or prior to such date. Such converted Series A Preferred Shares may not be reissued as shares of such Series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Series A Preferred Shares accordingly.

Limitations on Beneficial Ownership. The Series A Preferred Shares held by a holder shall not be convertible by such holder, and the Company shall not effect any conversion of any Series A Preferred Shares held by such holder, to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% (the “Maximum Percentage”) of our common stock. To the extent the above limitation applies, the determination of whether the Series A Preferred Shares held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of his, her or its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability of a holder to convert Series A Preferred Shares, or of the Company to issue shares of common stock to such holder, shall have any effect with respect to any subsequent determination of convertibility or issuance (as the case may be). For purposes of determining the Maximum Percentage, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. By written notice to the Company, any holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (a) any such increase will not be effective until the 61st day after such notice is delivered to the Company; and (b) any such increase or decrease will apply only to such holder sending such notice and not to any other holder.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information, as of the Record Date of this Information Statement, with respect to any person (including any “group,” as that term is used in Section 13(d)(3) of the Exchange Act) who is known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each of our directors and executive officers and all of our directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to our directors and executive officers, is based on a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to our common stock.

The number of shares of common stock beneficially owned by each person is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty (60) days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The following table lists, as of the Record Date, the number of shares of common stock of our Company that are beneficially owned by (a) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (b) each officer and director of our Company; and (c) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Name of Beneficial Owner or Identity of Group	Common Stock Beneficially Owned(1)		Percentage of Class(1)
Executive Officers and Directors

Aitan Zacharin	230,533,304	(2)	19.1%

All executive officers and directors as a group (one person)	230,533,304	(2)	19.1%

Other 5% or Greater Shareholders

Mark Radom	130,533,304		10.8%

Fernando Bisker	130,533,304		10.8%

Jona Kalfa	130,533,304		10.8%

Elisha Kalfa	130,533,304		10.8%

Sigalush Ventures LLC(3)	130,533,304		10.8%

(1) Excepted as note below, represents shares of common stock issuable upon conversion of shares of Series A Preferred Stock held by the named beneficial owner.

(2) Represents 130,533,504 shares of common stock issuable upon conversion of shares of Series A Preferred Stock held by Aitan. Zacharin, and 100,000,000 shares of common stock held of record by Sapir LLC, over which shares Mr. Zacharin has voting and dispositive control.

(3) David Sencianes has voting and dispositive control over the shares held of record by Sigalush Ventures LLC.

THE CONSENT ACTIONS

General

On or about April 4, 2025, the Company received written consents in lieu of a meeting from (a) the sole director of the Company; and (b) holders of shares of voting stock of the Company representing approximately 50.3% of total voting power of the issued and outstanding shares of voting stock of the Company (the “Majority Shareholders”), authorizing the Company to amend its Articles of Incorporation to:

●	to effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock in a ratio of one-for-1,500; and

●	create a new class of 1,000 shares of preferred stock, $0.001 per share, designated as Series B Convertible Preferred Stock (the “Series B Preferred Shares”).

The reverse stock split, will become effective upon filing of an amendment to our Articles of Incorporation with the Florida Secretary of State, a copy of which is attached as Exhibit A to this Information Statement (the “Reverse Stock Split Amendment”). The amendment creating the Series B Preferred Shares, a copy of which is attached as Exhibit B to this Information Statement (the “Series B Amendment”), will only be filed with the Florida Secretary of State after the filing of the Reverse Stock Split Amendment. Only shareholders of record at the close of business on April 7, 2025 (the “Record Date”) are entitled to notice of this shareholder action by written consent. As the Reverse Stock Split Amendment and the Series B Amendment (collectively, the “Amendments”) has already been approved by our sole director and the Majority Shareholders as set forth above, your consent is not required and is not being solicited in connection with the approval of the Amendments. Only shareholders of record at the close of business on the Record Date are entitled to notice of these shareholder action by written consent.

The Reverse Stock Split

Our sole director and the Majority Shareholders approved and authorized an amendment to the Company’s Articles of Incorporation to effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock in a ratio of up to one-for 1500.

The Company believes that implementation of the reverse stock split is desirable because it could improve the marketability and liquidity of our common stock, and assist us in attracting future investment capital. The timing of implementation of the reverse stock split will be determined by the Board.

Marketability

The Company believes that the increased market price of our common stock expected as a result of implementing the reverse stock split could improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. Theoretically, the number of shares outstanding and the per share price should not, by themselves, affect the marketability of our common stock, the type of investor who acquires them, or our reputation in the financial community. However, in practice, this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such securities. Our sole director is aware of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. The structure of trading commissions tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of such securities generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

The reverse stock split is intended, in part, to result in a price level for our common stock that will increase investor interest and eliminate the resistance of brokerage firms. No assurances can be given that the market price for our common stock will increase in the same proportion as the reverse split or, if increased, that such price will be maintained. In addition, no assurances can be given that the reverse stock split will increase the price of our common stock to a level that is attractive to brokerage houses and institutional investors.

Effects of the Reverse Stock Split

Once the reverse stock split is implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock based on the reverse stock split ratio. The reverse stock split will not affect the listing of our common stock on the OTC Market.

Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the reverse stock split (except to the extent that the reverse stock split results in any of our shareholders owning a fractional share, in which case such fractional share will be rounded up to the next whole share). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split will generally continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after the reverse stock split. Moreover, the number of shareholders of record will not be affected by the reverse stock split.

Upon the completion of the reverse stock split, the Company will have additional shares of common stock available for issuance. Although the Company may use the additional authorized shares of common stock in the future to raise additional capital, it has no specific plans, arrangements, or understandings to do so beyond making shares available for issuance pursuant to the conversion of outstanding convertible debt and the exercise of outstanding options and warrants, if applicable.

On the effective date of the reverse stock split, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the shareholders, into new shares of common stock in accordance with the reverse split ratio.

Fractional Shares

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, the Company will issue one whole share of the post-reverse stock split common stock to any shareholder who otherwise would have received a fractional share as a result of the reverse stock split. The number of authorized common stock shall remain unaffected and the par value shall remain at $0.001 per share.

Other Effects

If approved, the reverse split will result in some shareholders owning “odd-lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Exchange of Stock Certificates

There is not a requirement that shareholders obtain new or replacement share certificates. Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the reverse stock split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common stock into which the existing shares of common stock have been converted as a result of the reverse stock split.

Tax Consequences

Shareholders should consult their own tax advisors as to the effect of the reverse split under applicable tax laws.

The Series B Preferred Shares

Following filing of the Series B amendment, the Series B Preferred Shares will be issued to Aitan Zacharin, our Chief Executive Officer and sole director in consideration of his waiving $20,000 in accrued but unpaid compensation due him from the Company. As more fully set forth below, the issuance of the Series B Preferred Shares will afford Mr. Zacharin voting control of the Company. In addition, as the Series B Preferred Shares will only be created after the implementation of the reverse stock split, the number of shares of common stock issuable upon conversion of the Series B Preferred Shares will not be subject to adjustment for the reverse stock split. However, the authorization and issuance of the Series B Preferred Shares is not in any way related to any plans or intentions to enter into a merger, consolidation, acquisition or similar business transaction.

The Series B Preferred Shares have the following rights, features, privileges and limitations (in pertinent part):

Voting Rights. The Series B Preferred Shares vote together with shares of our common stock and our Series A Preferred Shares as a single class on all matters presented to a vote of holders of our capital stock, except as required by law. The Series B Preferred Shares entitle the holder thereof to 51.0% of the total voting power of the Company and to thereby control the Company’s business and affairs. In the event the Series B Preferred Shares are converted in part into shares of our common stock as set forth below or the holder transfers or seeks to transfer any of the Series B Preferred Shares to a third party, other than by the laws of descent and distribution, the super-voting rights described herein will terminate and the Series B Preferred Shares will vote on an “as converted basis” together with shares of our common stock and our Series A Preferred Shares as a single class on all matters presented to a vote of holders of our capital stock, except as required by law..

Dividends. The Series B Preferred Shares do not have dividend rights.

Liquidation, Dissolution, or Winding Up. Series B Preferred Shares will be entitled to a preference of $0.001 per share to shares of our common stock and Series B Preferred Shares in the event of a liquidation, dissolution or winding up of the Company.

Conversion Rate and Adjustments.

Conversion Rate. The Conversion Rate shall be 100,000 shares of common stock (as adjusted as provided for below) for each Series B Preferred Share.

Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the issuance of the Series B Preferred Shares effect a subdivision of the outstanding common stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased. If the Company shall at any time or from time to time after the issuance of the Series B Preferred Shares combine the outstanding shares of common stock, the conversion rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation, or merger involving the Company in which the common stock (but not the Series B Preferred Shares) is converted into or exchanged for securities, cash, or other property, then, following any such reorganization, recapitalization, reclassification, consolidation, or merger, each Series B Preferred Share shall thereafter be convertible in lieu of the common stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock of the Company issuable upon conversion of one Series B Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation, or merger would have been entitled to receive pursuant to such transaction.

Conversion.

(a) Series B Preferred Shares are convertible into common stock at the option of the holder in whole or in part at any time at the conversion rate then in effect.

(b) If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her, or its attorney duly authorized in writing. As soon as practicable after a conversion and the surrender of the certificate or certificates for Series B Preferred Shares, the Company shall cause to be issued and delivered to such holder, or on his, her, or its written order, a certificate or certificates for the number of full shares of common stock issuable on such conversion and cash b) in respect of any fraction of a share of common stock otherwise issuable upon such conversion.

(c) All certificates or other form of ownership evidencing shares of Series Preferred Shares (if any) that are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date on which such preferred shares were converted, be deemed to have been retired and canceled and the shares of Series B Preferred Shares represented thereby converted into common stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates or other form of ownership on or prior to such date. Such converted Series B Preferred Shares may not be reissued as shares of such Series, and the Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of Series B Preferred Shares accordingly.

The above description of the Series B Preferred Shares is qualified in its entirety by reference to the Amendment authorizing creation of the Series B Preferred Shares, a copy of which is attached as Exhibit B to this Information Statement.

AVAILABLE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act we file periodic reports, documents and other information with the SEC. Such reports. documents and other information may be viewed at the Internet site maintained by the SEC at www.sec.gov.

SHAREHOLDERS SHARING AN ADDRESS

The Company will deliver only one Information Statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement is delivered. A shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Information Statement by contacting the Company at the telephone number or address set forth above.

Exhibit A

AMENDMENT TO ARTICLES OF INCORPORATION

OF

THE GREATER CANNABIS COMPANY, INC.

THE GREATER CANNABIS COMPANY, INC., a Florida corporation (the “Company”), acting pursuant to the Florida Business Corporation Act, does hereby submit the following amendment to its Articles of Incorporation:

FIRST: The name of the Corporation is THE GREATER CANNABIS COMPANY, INC.

SECOND: The Articles of Incorporation of the Company were filed with the Florida Secretary of State on January 13, 2017 and amended on August 28, 2018, September 27, 2019 and July 29, 2020 (as so amended, the “Articles”).

THIRD: Paragraph 1 of Article 5 of the Articles is hereby amended to add the following language:

Each share of Common Stock of the Company issued and outstanding as of the record date set by the Company shall be subject to a one-for-1,500 reverse stock split with all fractional shares being rounded up to the nearest whole share. The reverse stock split will (a) not change the number of authorized shares and preferred stock; and (b) be effective on the date determined by the Company.

FOURTH: This Amendment to the Articles of Incorporation was approved by the Company’s sole director and holders of capital stock having a majority of the voting power of the Company’s issued and outstanding capital stock by joint written consent in lieu of meetings dated April 4, 2025.

IN WITNESS WHEREOF, the Company has caused this Amendment to its Amended and Restated Articles to be executed by its Chief Executive Officer on this __ day of _________, 2025.

THE GREATER CANNABIS COMPANY, INC. INC.

By:
Aitan Zacharin, Chief Executive Officer

Exhibit B

AMENDMENT TO ARTICLES OF INCORPORATION

OF

THE GREATER CANNABIS COMPANY, INC.

THE GREATER CANNABIS COMPANY, INC., a Florida corporation (the “Company”), acting pursuant to the Florida Business Corporation Act, does hereby submit the following amendment to its Articles of Incorporation:

FIRST: The name of the Company is THE GREATER CANNABIS COMPANY, INC.

SECOND: The Articles of Incorporation of the Company were filed with the Florida Secretary of State on January 13, 2017 and amended on August 28, 2018, September 27, 2019, July 29, 2020 and _______ __. 202_ (as so amended, the “Articles”).

THIRD: The description of the “TERMS OF SERIES B CONVERTIBLE PREFERRED STOCK” set forth in the Articles shall be amended to read in its entirety as follows:

“DESIGNATION OF RIGHTS, PREFERENCES, POWERS AND RESTRICTIONS OF SERIES B CONVERTIBLE PREFERRED STOCK

The Company hereby authorizes a new series of 1,000 shares of Preferred Stock, $0.001 par value, which shares are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1. Designation and Number of Shares. The series will be known as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and will consist of one thousand (1,000) shares of Preferred Stock, par value $0.001 per share The face amount of each share of Series B Preferred Stock shall be $0.001 per share (the “Stated Value”).

2. Dividends. The holders of shares of the Series B Preferred Stock shall not be entitled to receive any dividends.

3. Preferences on Liquidation. Subject to the provisions of Section 6(a) below, in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, an amount equal to one dollar ($1.00) per share.

4. Voting Rights. Except as otherwise required by law or by the Articles of Incorporation and except as set forth in Section 6(b) below, the outstanding shares of Series B Preferred Stock shall vote together with the Company’s outstanding shares of Common Stock and other voting securities of the Company as a single class and, each the total of all shares of Series B Preferred Stock outstanding shall represent 51 percent (51%) of all votes entitled to be voted at any annual or special meeting of shareholders of the Company or action by written consent of shareholders.

The Greater Cannabis Company, Inc.

Amendment to Articles of Incorporation

5. No Impairment. The Company will not, by amendment to the Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Articles of Incorporation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

6.	Ranking; Changes Affecting Series.

(a) The Series B Preferred Stock shall, with respect to distribution rights on liquidation, winding up and dissolution, rank senior to any of the shares of Common Stock of the Company, and any other class or series of stock of the Company now or hereafter issued and outstanding.

(b) So long as any shares of Series B Preferred Stock are outstanding, the Company shall not (i) alter or change any of the powers, preferences, privileges or rights of the Series B Preferred Stock; or (ii) amend the provisions of this Section 6; in each case, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, as to changes affecting the Series B Preferred Stock.

7. Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into 100,000 shares of Common Stock (the “Conversion Ratio”).

(b) Mechanics of Conversion.

(i) In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares of Series B Preferred Stock, at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any portion of the shares of the Series B Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver to the holder of such Series B Preferred Stock, or to such holder’s nominees, a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled upon conversion of such Series B Preferred Stock, together with cash in lieu of any fractional share.

The Greater Cannabis Company, Inc.

Amendment to Articles of Incorporation

(ii) The Company shall at all times when shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock into shares of Common Stock. Before taking any action which would cause an adjustment reducing the Conversion Ratio below the then par value of the shares of Common Stock issuable upon conversion of Series B Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Ratio.

(c) Adjustments to Conversion Ratio.

(i) Adjustment for Stock Splits and Combinations. If the Company shall at any time, or from time to time, after the date of the first issuance of Series B Preferred Stock (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Ratio then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time, or from time to time, after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Ratio then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective concurrently with the effectiveness of such subdivision or combination.

(ii) Adjustment for Common Stock Dividends and Distributions. If the Company at any time, or from time to time, after the Original Issue Date, shall make or issue a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Ratio then in effect shall be decreased concurrently with the issuance of such dividend or distribution, by multiplying the Conversion Ratio then in effect by a fraction: (x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance; and (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that no adjustment with respect to the Conversion Ratio or the Series B Preferred Stock shall be made if the holders of Series B Preferred Stock simultaneously receive, at the election of the Company (A) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event; or (B) a dividend or other distribution of shares of Series B Preferred Stock based on the number of shares of Common Stock which each share of Series B Preferred Stock is convertible into, as of the date of such event, as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

The Greater Cannabis Company, Inc.

Amendment to Articles of Incorporation

(iii) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section 7(c), the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Ratio then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

8. Notices. All notices hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the person to be notified; (ii) five days after having been sent by certified mail, return receipt requested, postage prepaid; or (iii) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the holder at its address and facsimile number, if any, appearing on the books of the Company.

9. Status of Converted Stock. In the event any shares of Series B Preferred Stock shall be converted pursuant to Section 7 hereof, the shares so converted shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate as of the time of conversion, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore and, as applicable, to receive payment of any accrued but unpaid dividends thereon, and shall thereupon become Preferred Stock of the Company without further designation or terms applicable thereto, other than those which are otherwise applicable, if any, to the Preferred Stock of the Company, generally.

The Greater Cannabis Company, Inc.

Amendment to Articles of Incorporation

10. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by Florida Business Corporation Act) of the Holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

(a) alter or change the rights, preferences or privileges of the Series B Preferred Stock;

(b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series B Preferred Stock;

(c) create any new class or series of capital stock having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

(d) create any new class or series of capital stock ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Company;

(e) increase the authorized number of shares of Series B Preferred Stock;

(f) issue any shares of Series B Preferred Stock other than pursuant to the Securities Purchase Agreement with the original parties thereto;

(g) redeem, declare or pay any cash dividend or distribution on, any junior Securities;

(h) make any amendments to the Company’s articles of incorporation or bylaws;

(i) increase or decrease the size of the board of directors of the Company; or

(j) a sale of the Company, or a purchase by the Company of any other entity or assets.

If holders of at least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders of the Series B Preferred Stock that did not agree to such alteration or change.

11. Lost or Stolen Certificates. Upon receipt by the Company of (a) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s); (b) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company; or (c) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

FOURTH: This Amendment to the Articles of Incorporation was approved by the Company’s sole director and holders of capital stock having a majority of the voting power of the Company’s issued and outstanding capital stock by joint written consent in lieu of meetings dated April 4, 2025.

The Greater Cannabis Company, Inc.

Amendment to Articles of Incorporation

IN WITNESS WHEREOF, the Company has caused this Amendment to its Amended and Restated Articles to be executed by its Chief Executive Officer on this ____ day of _________, 202_.

THE GREATER CANNABIS COMPANY, INC. INC.

By:
Aitan Zacharin, Chief Executive Officer